Exhibit 2.1

Agreement and Plan of Merger

among

FICAAR, Inc.

and

FCAA Merger Sub I, Inc.

and

HyEdge, Inc.

and

The Shareholders of HyEdge, Inc.

dated

August 6, 2021

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated August 6, 2021 (“Effective Date”), is entered into among FICAAR, Inc., a Georgia corporation ("Parent"), FCAA Merger Sub I, Inc., a Delaware corporation ("Merger Sub"), HyEdge, Inc. , a Delaware corporation ("Target"), and James C. Sanborn on behalf of the shareholders of Target (collectively, "Target Shareholders").

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Target, with the Target surviving that merger on the terms and subject to the conditions set forth herein (the "Merger");

WHEREAS, the Target Shareholders have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Target, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Shareholder of the Target in accordance with the Delaware General Corporations Law (the "DGCL")

WHEREAS, prior to the execution of this Agreement, the Target shall seek to obtain, in accordance with the DGCL, a written consent of Target Shareholders approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective shareholders and members, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

"Acquisition Proposal" has the meaning set forth in Section 5.03(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Documents" means any documents executed by the Parties in conjunction with this Agreement.

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"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

"Certificate" has the meaning set forth in Section 2.10(a).

"Certificate of Merger" has the meaning set forth in Section 2.05.

"Closing" has the meaning set forth in Section 2.03.

"Closing Date" has the meaning set forth in Section 2.03.

"Closing Merger Consideration" has the meaning set forth in Section 2.02

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Dollars or $" means the lawful currency of the United States.

"Effective Time" has the meaning set forth in Section 2.05.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means, without duplication and with respect to the Target, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Target on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (g) all other intellectual or industrial property and proprietary rights.

"Knowledge" means, when used with respect to the Target, the actual or constructive knowledge of any director or officer of the Target, after due inquiry.

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"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.05.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Target, or (b) the ability of the Target to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 3.07(a).

"Merger" has the meaning set forth in the recitals.

"Merger Consideration" means the Closing Merger Consideration.

"Merger Sub" has the meaning set forth in the preamble.

"Parent" has the meaning set forth in the preamble.

"Parent SEC Documents" has the meaning set forth in Section 4.08.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.08(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Target for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

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"Pre-Closing Taxes" means Taxes of the Target for any Pre-Closing Tax Period.

"Real Property" means the real property owned, leased or subleased by the Target, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Target Vote” means a consenting majority vote of Target Shareholders representing each class of Target Stock.

"SEC" has the meaning set forth in Section 4.08.

"Shareholder Indemnitees" has the meaning set forth in Section 8.02.

"Straddle Period" has the meaning set forth in Section 6.05.

"Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing equal to or more than 50 percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

"Surviving Corporation" has the meaning set forth in Section 2.01.

"Target" has the meaning set forth in the preamble.

"Target Stock" means all shares issued and outstanding of the Target’s (i) Common Stock; (ii) Series A Preferred Stock; (iii) Series B1 Preferred Stock; and (iv) Series B2 Preferred Stock.

"Target Intellectual Property" means all Intellectual Property that is owned or held for use by the Target.

"Target IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Target is a party, beneficiary or otherwise bound.

"Target IP Registrations" means all Target Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Target IT Systems" means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Target.

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"Target Shareholders" has the meaning set forth in the preamble.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Union" has the meaning set forth in Section 3.14(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"Written Consent" has the meaning set forth in Section 5.04.

ARTICLE II
The Merger

Section 2.01       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, (a) Merger Sub will merge with and into the Target, and (b) the separate corporate existence of Merger Sub will cease and the Target will continue its corporate existence as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

Section 2.02       Closing Merger Consideration. The consideration for the Merger (the "Closing Merger Consideration") will be paid to Target Shareholders in equity of Parent common stock on a 1:0.7 exchange basis such that each share of Target Stock shall be exchanged for 0.7 shares of Parent Common Stock. Upon completion of the share exchange, any fractional shares will be rounded up to the nearest whole share. As a result of the Merger, Parent will be the sole shareholder of Target and Target shareholders will become minority shareholders of Parent.

Section 2.03       Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., Pacific time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 2.04       Closing Deliverables.

(a)               At or prior to the Closing, the Target shall deliver to Parent the following:

(i)                 a certificate, dated the Closing Date and signed by a duly authorized officer of the Target, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

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(ii)              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Target certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Target’s Board of Directors (“Target Board”) authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Target Shareholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)            a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Target is organized; and

(iv)             such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               At the Closing, Parent shall deliver to the Target (or such other Person as may be specified herein) the following:

(i)                 unanimous Written Consent of Parent’s Board of Directors authorizing and executing the issuance of the Closing Merger Consideration to Target Shareholders, as the same will be recorded on the records of the Parent; and

(ii)              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)            a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(iv)             such other documents or instruments as the Target reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.05       Effective Time. Subject to the provisions of this Agreement, at the Closing, the Target, Parent and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed in accordance with the relevant provisions of the law and shall make all other filings or recordings required. The Merger shall become effective at such time as the Certificate of Merger has been duly filed or at such later date or time as may be agreed by the Target and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the "Effective Time").

Section 2.06       Effects of the Merger. The Merger shall have the effects set forth herein. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Target and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.07       Articles of Organization. At the Effective Time, (a) the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Articles of Organization of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Target.

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Section 2.08       Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation.

Section 2.09       Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Target or any Shareholder, the Target Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Closing Merger Consideration.

Section 2.10       Surrender and Payment.

(a)               At the Effective Time, all Target Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate formerly representing any Target Stock (each, a "Certificate") shall cease to have any rights as a Shareholder of the Target.

(b)               If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Section 2.11       No Further Ownership Rights in Target Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Target Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II and elsewhere in this Agreement.

ARTICLE III
Representations and warranties of the Target

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Target represents and warrants to Parent that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01       Organization and Qualification of the Target. The Target is a corporation company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02       Authority. Having obtained the Requisite Target Vote, Target has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Target of this Agreement and any Ancillary Document to which it is a party and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Target Shareholder consent, which is the only vote or consent of the Target Shareholders required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Target, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Target enforceable against the Target in accordance with its terms. When each Ancillary Document to which the Target is or will be a party has been duly executed and delivered by the Target (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Target enforceable against it in accordance with its terms.

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Section 3.03       No Conflicts; Consents. Having obtained the Requisite Target Vote, the execution, delivery and performance by the Target of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Incorporation, Bylaws, or other organizational documents of the Target ("Target Charter Documents"); (ii) subject to, in the case of the Merger, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Target; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Target is a party or by which the Target is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Target. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Target in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required.

Section 3.04       Undisclosed Liabilities. The Target has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except those previously disclosed to Parent, if any.

Section 3.05       Absence of Certain Changes, Events and Conditions. Other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Target, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, operating agreement or other organizational documents of the Target;

(c)               pledge, transfer, or assignment of any Target Stock;

(d)               material change in any method of accounting or accounting practice of the Target, except as required by GAAP or as previously disclosed by Target to Parent;

(e)               material change in the Target's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)                entry into any Contract that would constitute a Material Contract;

(g)               incurrence, assumption or guarantee of any indebtedness for borrowed money;

(h)               transfer, assignment, sale or other disposition of any Target assets;

(i)                 transfer or assignment of or grant of any license or sublicense under or with respect to any Target Intellectual Property or Target IP Agreements;

(j)                 abandonment or lapse of or failure to maintain in full force and effect any Target IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Target Intellectual Property;

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(k)               material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)                 any capital investment in, or any loan to, any other Person;

(m)             acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Target is a party or by which it is bound;

(n)               any material capital expenditures;

(o)               imposition of any Encumbrance upon any of the Target properties, capital stock or assets, tangible or intangible;

(p)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)               hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(t)                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)               except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)               purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)               action by the Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(y)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.06       Material Contracts.

(a)               Prior to Closing, Target shall provide Parent with each of the following Contracts of the Target (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.08(b) of the Disclosure Schedules and all Target IP Agreements, being "Material Contracts"):

(i)                 all Contracts that require the Target to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(ii)              all Contracts that provide for the indemnification by the Target of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)            all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)             all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Target is a party;

(v)               all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target is a party and which are not cancellable without material penalty;

(vi)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target;

(vii)          all Contracts with any Governmental Authority to which the Target is a party ("Government Contracts");

(viii)        all Contracts that limit or purport to limit the ability of the Target to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)             any Contracts to which the Target is a party that provide for any joint venture, partnership or similar arrangement by the Target;

(x)               all collective bargaining agreements or Contracts with any Union to which the Target is a party; and

(xi)             any other Contract that is material to the Target and not previously disclosed.

(b)               Each Material Contract is valid and binding on the Target in accordance with its terms and is in full force and effect. None of the Target or, to the Target's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

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Section 3.07       Title to Assets; Real Property.

(a)               The Target has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Target’s financial statements. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)                 liens for Taxes not yet due and payable;

(ii)              mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business;

(iii)            easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Target; or

(iv)             other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

(b)               With respect to owned Real Property, the Target has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Target acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target and relating to the Real Property. With respect to leased Real Property, the Target has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Target is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Target's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target. There are no Actions pending nor, to the Target's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.08       Intellectual Property. Target has disclosed a correct, current, and complete list of: (i) all Target IP Registrations (ii) all unregistered Trademarks included in the Target Intellectual Property; and (iii) all proprietary Software of the Target; and (iv) all other Target Intellectual Property used or held for use in the Target's business as currently conducted and as proposed to be conducted.

Section 3.09       Accounts Receivable. Target accounts receivable (a) have arisen from bona fide transactions entered into by the Target involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Target not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice

Section 3.10       Legal Proceedings; Governmental Orders.

(a)               There are no Actions pending or, to the Target's Knowledge, threatened (a) against or by the Target affecting any of its properties or assets; or (b) against or by the Target that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Target or any of its properties or assets.

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Section 3.11       Compliance with Laws; Permits.

(a)               To the Target’s Knowledge, the Target has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)               To the Target’s Knowledge, all Permits required for the Target to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.12       Environmental Matters.

(a)               The Target is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Target has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.13(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Target and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Target through the Closing Date in accordance with Environmental Law, and the Target is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Target as currently carried out.

(c)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Target or any real property currently or formerly owned, operated or leased by the Target, and the Target has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Target (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Target.

(d)               The Target has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e)               The Target is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Target as currently carried out.

Section 3.13       Employment Matters.

(a)               Target has provided a true and accurate list of all persons who are employees, independent contractors or consultants of the Target as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Target for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Target with respect to any compensation, commissions, bonuses or fees.

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(b)               The Target is not, and has not ever been bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not ever been any Union representing or purporting to represent any employee of the Target, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Target or any of its employees. The Target has no duty to bargain with any Union.

(c)               To the Target’s Knowledge, the Target is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. to the Target's Knowledge all individuals characterized and treated by the Target as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. To the Target’s Knowledge, all employees of the Target classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Target is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Target pending, or to the Target's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Target, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

(d)               The Target has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 3.14       Taxes.

(a)               to the Target's Knowledge, all Tax Returns required to be filed on or before the Closing Date by the Target have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Target (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               The Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where the Target does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Target.

(e)               All deficiencies asserted, or assessments made, against the Target as a result of any examinations by any taxing authority have been fully paid.

(f)                The Target is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target.

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(h)               The Target is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(i)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Target.

(j)                 The Target will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)                 any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)              an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)               any election under Section 108(i) of the Code.

(k)               The Target is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l)                 The Target has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(m)             The Target is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.15       Books and Records. The minute books and stock record books of the Target, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target contain accurate and complete records of all meetings, and actions taken by written consent of, the Target Shareholders, the Target Board and any committees of the Target Board, and no meeting, or action taken by written consent, of any such Shareholders, Target Board has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

Section 3.16       Related Party Transactions. Except as disclosed in Section 3.18 of the Disclosure Schedules, no executive officer or director of the Target or any person owning 5% or more of the Target Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target or any of its assets, rights or properties or has any interest in any property owned by the Target or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.17       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Target.

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Section 3.18       No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, the Target (including its Shareholders and Affiliates) has not made and does not make any other express or implied representations or warranties to Parent or its Affiliates.

ARTICLE IV
Representations and warranties of parent and merger sub

Parent and Merger Sub represent and warrant to the Target that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Parent’s shares of capital stock as a portion of the Closing Merger Consideration, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 4.03       No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05       Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06       Legal Proceedings Concerning Merger. There are no Actions pending or, to Parent's or Merger Sub's knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Section 4.07       Capitalization. The authorized capital stock of Parent, as of the August 6, 2021, consists of (a) 200,000,000 shares of Parent Common Stock, par value $0.00001 (“Parent Common Stock”), of which 44,093,276 are issued and outstanding; and (b) 10,000 shares of Parent Class A Preferred Stock, par value $0.00001 (“Parent Class A Preferred Stock”), of which -0- are issued and outstanding. All of the issued and outstanding shares of Parent’s capital stock have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive, subscription or similar rights of any Person.

Section 4.08       Filings. Since July 30, 2021, Parent has filed with or furnished to the Securities and Exchange Commission (“SEC”), on a timely basis, all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required under the Securities and Exchange Act of 1934, the Securities Act of 1933 and any rules and regulations promulgated thereunder applicable to Parent (“Parent SEC Documents”).

Section 4.09       Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

Section 4.10       Litigation. There is no Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Governmental Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.11       Compliance; Permits.

(a)               To the Parent’s Knowledge, the Parent and each of its Subsidiaries has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)               To the Parent’s Knowledge, all Permits required for the Parent and each of its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Parent Permit.

Section 4.12       Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target, consistent with ARTICLE III above, for such purpose.

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ARTICLE V
Covenants

Section 5.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Target shall (x) conduct the business of the Target in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Target and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target. Without limiting the foregoing, from the date hereof until the Closing Date, the Target shall:

(a)               preserve and maintain all of its Permits;

(b)               pay its debts, Taxes and other obligations when due;

(c)               maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)               continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)               defend and protect its properties and assets from infringement or usurpation;

(f)                perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)               maintain its books and records in accordance with past practice;

(h)               comply in all material respects with all applicable Laws; and

(i)                 not take or permit any action that would cause any of the changes, events or conditions described in Section 3.06 to occur.

Section 5.02       Access to Information. From the date hereof until the Closing, the Target shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Target; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Target as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Target to cooperate with Parent in its investigation of the Target. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Target. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Target in this Agreement.

Section 5.03       No Solicitation of Other Bids.

(a)               The Target shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Target shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Target; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Target's properties or assets.

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(b)               In addition to the other obligations under this Section 5.03, the Target shall promptly (and in any event within three (3) Business Days after receipt thereof by the Target or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)               The Target agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04       Shareholder Consent. The Target shall obtain, immediately following the execution and delivery of this Agreement, the Target Shareholders' consent pursuant to written consent (the "Written Consent"). Promptly following receipt of the Written Consent, the Target shall deliver a copy of such Written Consent to Parent.

Section 5.05       Notice of Certain Events.

(a)               From the date hereof until the Closing, each Party shall promptly notify the other Party in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Target hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to the Target's Knowledge, threatened against, relating to or involving or otherwise affecting the Target that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Receipt of information by one Party pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement (including Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section	5.06 Governmental Approvals and Consents.

(a)               If applicable, each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b)               Without limiting the generality of the parties' undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)              avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(c)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Target and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)               Notwithstanding the foregoing, nothing in this Section 5.06 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Target or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.07       Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.08       Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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ARTICLE VI
Tax matters

Section 6.01       Tax Covenants.

(a)               Without the prior written consent of Parent, prior to the Closing, the Target, its Representatives and the Target Shareholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Target agrees that Parent is to have no liability for any Tax resulting from any action of the Target, any of its Representatives or the Shareholders.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid, severally, by the Target Shareholders when due. Target Shareholders shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 6.02       Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Target shall be terminated as of the Closing Date. After such date neither the Target nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03       Tax Indemnification. The Target Shareholders shall indemnify the Target, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Target or relating to the business of the Target for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target (or any predecessor of the Target) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Target arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Target Shareholders shall reimburse Parent for any Taxes of the Target that are the responsibility of the Target Shareholders pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Target. Notwithstanding any language to the contrary in this Article VI, any potential tax liability of the Target Shareholders arising under this Agreement shall be assessed severally and not jointly.

Section 6.04       Tax Returns.

(a)               The Target shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

Section 6.05       Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

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(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.07       Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
Conditions to closing

Section 7.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               This Agreement shall have been duly adopted by the Written Consent of the Target Shareholders (the “Requisite Target Vote”).

(b)               The filings of Parent and the Target pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of the Target contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               The Target shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               No Action shall have been commenced against Parent, Merger Sub or the Target, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

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(e)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                The Target shall have delivered each of the closing deliverables set forth in Section 2.04(a).

Section 7.03       Conditions to Obligations of the Target and Target Shareholders. The Obligations of the Target and its Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of the Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Parent shall have delivered each of the closing deliverables set forth in Section 2.04(b).

ARTICLE VIII
Indemnification

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02       Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend the Target Shareholders and its Affiliates and their respective Representatives (collectively, the "Shareholder Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

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Section 8.03       Indemnification of Officers and Managers. From and after the Effective Time, the Parent agrees to cause the Surviving Corporation, and the Surviving Corporation immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Target Charter Documents and to the fullest extent permitted under applicable Law, all Shareholder Indemnitees with respect to all acts and omissions arising out of such individuals’, if natural persons, services as officers or managers of Target occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Shareholder Indemnitee is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Shareholder Indemnitee’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Shareholder Indemnitee in enforcing this Section or any action involving a Shareholder Indemnitee resulting from the transactions contemplated by this Agreement.

Section 8.04       Certain Limitations. The indemnification provided for Section 8.02 shall be subject to the following limitations:

(a)               Parent shall not be liable to the Target Shareholders Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 100% of the Purchase Price (the “Basket”), in which event Parent shall be required to pay or be liable for all such Losses from the first dollar.

(b)               For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05       Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.05 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of the Target and Parent;

(b)               by Parent by written notice to the Target if:

(i)                 neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Target pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Target within fifteen (15) days of the Target's receipt of written notice of such breach from Parent; or

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(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by the Target by written notice to Parent if:

(i)                 the Target is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within fifteen (15) days of Parent's or Merger Sub's receipt of written notice of such breach from the Target; or

(ii)              any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2021, unless such failure shall be due to the failure of the Target to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Parent or the Target if:

(i)                 there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

Section 9.02       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               as set forth in this ARTICLE IX and ARTICLE X hereof;

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01   Expenses. Each Party to this Agreement shall bear all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Target:	244 Madison Ave, #1249 New York, NY 10016 E-mail: csanborn@hfactorwater.com Attention: James C. Sanborn, COO

with a copy to:	JDT Legal, PLLC E-mail: jeff@jdt-legal.com Attention: Jeff Turner

If to Parent or Merger Sub:	257 Varet Street Brooklyn, NY 11206 E-mail: glevy@hfactorwater.com Attention: Gail Levy, CEO

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Target at any time prior to the Effective Time; provided, however, that after the Requisite Target Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Target, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Target (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Target), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF Delaware AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FICAAR, Inc.
By /s/ Gail Levy Gail Levy, CEO
FCAA Merger Sub I, Inc. By /s/ Gail Levy Gail Levy, President
HyEdge, Inc. By /s/ James C. Sanborn James C. Sanborn, COO
By /s/ James C. Sanborn James C. Sanborn, on behalf of Target Shareholders

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EXHIBIT A

Shareholders of HyEdge, Inc.

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